Consent of Independent Registered Public Accounting Firm	EXHIBIT 23(a)

We consent to the incorporation by reference of our reports dated February 15, 2013, relating to the consolidated financial statements and financial statement schedule of The Dow Chemical Company and subsidiaries (the “Company”), and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of The Dow Chemical Company for the year ended December 31, 2012, in the following Registration Statements of The Dow Chemical Company:

Form S-3:

No.	333-164985

Form S-4:

No.	333-88443

Form S-8:

Nos.	2-64560
33-21748
33-51453
33-52841
33-58205
33-61795
333-27381
333-40271
333-43730
333-49183
333-67414
333-88443
333-91027
333-103518
333-103519
333-105080
333-115185
333-122932
333-145015
333-162910
333-181356
333-184726

/s/ DELOITTE & TOUCHE LLP
Deloitte & Touche LLP
Midland, Michigan
February 15, 2013

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